Exhibit 19.1

Heron Therapeutics, Inc. Insider Trading Policy

Heron Therapeutics, Inc. (the “Company”) has adopted this Insider Trading Policy (the “Policy”) to promote compliance with federal Securities laws by directors, officers, employees and contractors/consultants to the extent they are privy to Non-Public Material Information of the Company and its affiliates, as well as any immediate family members sharing the household of any of the foregoing, and any entities controlled by any of the foregoing persons, including corporations, partnerships or trusts (collectively, the “Company Personnel”). The Policy also is designed to protect an important corporate asset: the Company’s reputation for integrity and ethical conduct. This Policy governs transactions in Securities of the Company or any other issuer where conflicts of interest could arise. As a result of applicable Securities laws and this Policy, Company Personnel may, from time to time, have to forego or delay a desired Securities transaction, and may suffer economic loss or forego anticipated profit as a result.

POLICY

No Company Personnel may purchase or sell, offer to purchase or sell, or otherwise Trade in the Company’s Securities unless certain that he or she does not possess Non-Public Material Information about the Company. No Company Personnel may disclose, or “tip,” such information to others who might use it for Trading or might pass it along to others who might Trade.

Similarly, Company Personnel may not purchase or sell, offer to purchase or sell, or otherwise Trade in Securities of any other company unless they are certain that they do not possess any Non-Public Material Information about that company which they obtained in the course of their employment or consulting relationship with the company, such as information about a major contract or merger being negotiated. No Company Personnel may disclose, or “tip” such information to others who might use it for Trading or might pass it along to others who might Trade.

Covered Persons (as defined below) must “pre-clear” all Trading in Company Securities in accordance with the procedures set forth below in the section entitled “Pre-Clearance of Securities Transactions.”

Inside Information relating to the Company is the property of the Company, and the unauthorized disclosure of such information is prohibited.

The head of the Legal and CFO shall have the authority to administer and interpret this Policy.

All Company Personnel will be required to undergo periodic training regarding this Policy, and to certify that they have read, understand, and will abide by the terms of this Policy on an annual basis.

DEFINITIONS

“Business Day” means any day on which the Nasdaq Stock Market is open for Trading.

“Covered Person(s)” include all members of the Company’s Board of Directors, all Company employees, and any immediate family members sharing the household of any such persons.

“Non-Public” or “Inside Information”, means information that has not yet become publicly available or disseminated to the public. The test of whether information is Non-Public is fact-based and depends on the specific circumstances involved. For example, the fact that information has been disclosed to a few members of the public does not make it public for insider Trading purposes. Release of information to the media does not immediately free Company Personnel to Trade. To be “public” the information must have been disseminated in a manner designed to reach investors generally. Further, information that has been released may not mean that the information is “Non-Public.” Company Personnel should refrain from Trading until the market has had an opportunity to absorb and evaluate the information. For the information to be considered widely disseminated, it is usually sufficient to wait at least twenty-four (24) hours after its publication before Trading. If you are not sure whether information is considered public, you should either consult with the Company’s head of Legal and/or CFO or assume that the information is Non-Public and treat it as confidential.

“Material Information” is any information relating to a company, its business operations or Securities, the public dissemination of which would be likely to affect the market price of any of its Securities, or which would likely be considered important by a reasonable investor in determining whether to buy, sell or hold such Securities. While it is not possible to list all types of information which might be considered “material” under particular circumstances, information concerning the following subjects are particularly likely to be found to be Material Information:

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financial performance, especially sales numbers, quarterly and year-end earnings, significant changes in financial performance or liquidity and expectations for future periods;
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major new discoveries or advances in research;
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acquisitions, including mergers and tender offers;
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sales of substantial assets;
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important business developments such as discoveries, study results and regulatory rulings;
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financings or restructurings;
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an extraordinary item for accounting purposes, including:
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changes in debt ratings;
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significant write-downs of assets;
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additions to reserves for bad debts or contingent liabilities;
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liquidity problems;
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extraordinary management developments;
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public or private offerings of Securities;
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actual or threatened major litigation or regulatory actions or the resolution of such litigation or regulatory actions;
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major price or marketing changes for products;
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threatened or actual significant litigation or investigations by government authorities;
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cybersecurity attacks, breaches or similar events;
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awards or losses of significant contracts; and
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receipt or denial of licenses or regulatory approvals of products or rates.

The information may be positive or negative. Material Information is not limited to historical facts but may also include projections and forecasts. The public, the media, and the courts may use hindsight in judging what is Material Information. When in doubt about whether particular Inside Information is “Material Information”, you should presume it is Material Information and consult with the Company’s head of Legal and/or CFO.

“Securities” include any type of stock, share, limited partnership interest, or bond, debt or other fixed income instrument issued by a business, organization, or government agency or instrumentality. It also includes buying, selling, or writing an option or some other instrument that derives its value from another Security, such as put and call options and convertible debentures or preferred stock, as well as debt securities such as bonds and notes.

“Trading” or “Trade” includes buying or selling or any other transaction involving publicly-Traded Securities. It does not include ongoing purchases under the Company’s Employee Stock Purchase Plan (the “ESPP”), participation decisions under the ESPP or exercising stock options under any Company option plan for cash or the delivery of previously owned Company stock. For purposes of this Policy, the sale of any shares issued on the exercise of Company stock options (including the sale of shares to pay the exercise price and/or taxes), are subject to Trading restrictions under this Policy.

ADDITIONAL PROHIBITIONS AND GUIDANCE

Short Sales and Derivatives

Short sales of the Company’s Securities (a sale of Securities which are not then owned), including a “sale against the box” (a sale with delayed delivery) are prohibited.

Option Trading

No Company Personnel may ever engage in transactions in publicly-Traded options, such as puts, calls and other derivative Securities, relating to the Company. This prohibition does not prevent Company Personnel from exercising Company-issued options, subject to the other restrictions of this Policy.

Hedging

Company Personnel are also prohibited from engaging in hedging, a monetization transaction or similar arrangements involving the Company’s Securities, such as zero-cost collars and forward sale contracts, as they involve the establishment of a short position in the Company’s Securities.

Standing Orders

Standing orders (except standing orders under approved Rule 10b5-1 plans, see below) should be used only for a brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when you are in possession of Non-Public Material Information. No Covered Person may enter any standing order (except standing orders approved under Rule 10b5-1 plans, see below) that extends beyond the two

(2) Business Day preclearance period described below in the section entitled “Pre-Clearance of Securities Transactions.”

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan or, in many instances, if the value of the collateral declines. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Non-Public Material Information regarding the Company, Company Personnel are prohibited from holding Securities of the Company in a margin account or pledging such Securities as collateral for a loan. An exception to this prohibition may be permitted in certain limited circumstances with the advance written approval of the Company’s head of Legal and/or CFO.

Internet and Social Media

Because of the potential for abuse of the prohibition on “tipping,” Company Personnel are prohibited from posting any information on Internet chat rooms, social media, or other types of public forums where the Company or the Company’s Securities are a topic.

BLACKOUT POLICY

As part of this Policy, the Company has adopted a blackout policy that prohibits Trading in the Company’s Securities by Company Personnel, beginning on the last Business Day of each fiscal quarter (generally, March 31, June 30, September 30, December 31 of each calendar year) and ending 24 hours after earnings for such quarter are publicly released.

Who is covered by this blackout policy?

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All Company Personnel

What transactions are prohibited during a blackout period?

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Open market purchase or sale of the Company’s Securities
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Purchase or sale of the Company’s Securities through a broker
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Exercise of stock options where all or a portion of the acquired stock is sold during the blackout period
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The sale of shares purchased through the ESPP

What transactions are allowed during a blackout period?

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Exercise of stock options where no Company stock is sold in the market to fund the option exercise
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Regular purchases through the ESPP
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Gifts of Company stock, but only if such gifts have been cleared in advance by the Company’s head of Legal and/or CFO
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Transfers of Company stock to or from a trust
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Transactions pursuant to Rule 10b5-1 plans approved by the Company’s head of Legal and/or CFO in accordance with this Policy (see below)
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Commencing participation in, ceasing participation in, or changing the terms of participation in the ESPP

In addition to the standard end-of-quarter blackout periods, the Company may, from time to time, impose other blackout periods. The scope of persons affected may be broader than, or different from, the persons described above.

As an aid to implementation of this Policy, during blackout periods the Company may utilize available procedures to restrict prohibited actions on any equity award administration website made available to employees.

Rule 10b5-1 Plans

Rule 10b5-1 provides a defense from insider Trading liability. To be eligible for this defense, Company Personnel may enter into a “Rule 10b5-1 plan” for Trading in the Company’s Securities (a “Rule 10b5-1 plan”). If such plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold under the plan without regard to certain insider Trading restrictions including blackout and pre-clearance requirements.

To comply with this Policy, a Rule 10b5-1 plan must (1) meet the requirements of Rule 10b5-1 and (2) be pre-approved by the Company’s head of Legal and/or CFO.

In general, a Rule 10b5-1 plan must be entered into in good faith at a time when the person entering into the plan is not aware of Non-Public Material Information. Company Personnel who adopt a plan must not following adoption exercise any influence over the amount of Securities to be Traded, the price at which they are to be Traded or the date of the Trade. Instead, the plan must either (1) specify the type of Securities, amount, pricing, and timing of transactions (or other formula(s) describing such transactions) in advance or (2) delegate discretion on these matters to an independent third party who does not possess any Non- Public Material Information about the Company.

PRE-CLEARANCE OF SECURITIES TRANSACTIONS

All Covered Persons are obligated to pre-clear transactions in the Company’s Securities because they are likely to obtain Non-Public Material Information on a regular basis. These transactions include all transactions noted above as being prohibited during a blackout period. Pre-clearance is not required for the Trading of Securities under an approved Rule 10b5-1 plan (provided that the third party effecting the transactions on behalf of the Covered Person is instructed to send duplicate confirmations of all such transactions to both the Company’s head of Legal and CFO).

Who authorizes the clearance?

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the Company’s head of Legal and/or CFO;
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the head of Legal, in the event the CFO is seeking pre-clearance; or
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the CFO, in the event the Company’s head of Legal is seeking pre-clearance.

Pre-clearance advice generally is good for two (2) Business Days, unless the Covered Person comes into contact with Non-Public Material Information during that time. If the transaction does not occur during such two (2)-Business Day period, pre-clearance of the transaction must be re-requested.

POST-TERMINATION TRANSACTIONS

Applicable Securities laws continue to apply to transactions in Company Securities even after service with the Company has ended. Covered Persons in possession of Non-Public Material Information at the time of their termination, may not purchase or sell Company Securities until that information has become public or is no longer Material Information.

SECTION 16 REPORTS

Some officers and all of the Company’s directors are obligated to file Section 16 reports when they engage in transactions in the Company’s Securities. Although the CFO’s office will assist reporting persons in preparing and filing the required reports, the reporting persons retain responsibility for the reports.

Who is obligated to file Section 16 reports?

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the Company’s directors; and
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the Company’s officers designated as “executive officers” for SEC reporting purposes as determined by the Company’s Board of Directors.

FORM 144 REPORTS

The Company’s directors and certain officers designated by the Board of Directors are required to file a Form 144 before making an open market sale of the Company’s Securities. Form 144 notifies the SEC of such individual’s intent to sell the Company’s Securities. This form is generally prepared and filed by such individual’s broker and is in addition to the Section 16 reports filed on your behalf by the CFO’s office.

PENALTIES FOR NON-COMPLIANCE

Penalties under the SEC for violations of insider Trading laws, which prohibit Trading on Non-Public Material Information, apply to both the individuals involved in such unlawful conduct and their employers and supervisors, and include: (1) imprisonment; (2) criminal fines; (3) civil penalties; (4) prejudgment interest; and (5) private party damages. In addition, violation of this Policy could result in termination of employment (or termination of business engagement for consultants or contractors) or other disciplinary action. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory. If you have questions regarding any of the provisions of this Policy, please contact the Company’s head of Legal.

CERTIFICATION

Each year, all Company Personnel will be required to certify that they have received and read a copy of this Policy and to certify compliance with it. In the event that an individual fails to make such a certification, the Company, in its discretion, may request information or documentation, including records relating to Securities Trading, or take such other action as it may deem appropriate to assure compliance with this Policy and its procedures.

Adopted: December 10, 2024